Exhibit 99.1

STONEMOR INC. ANNOUNCES RECEIPT OF AMENDED “GOING PRIVATE” PROPOSAL

TREVOSE, PA – July 31, 2020 – StoneMor Inc. (NYSE: STON) (“StoneMor” or the “Company”), a leading owner and operator of cemeteries and funeral homes, announced today that the Special Committee (the “Special Committee”) of its board of directors (the “Board”) has received an amended proposal (the “Amended Proposal”), from Axar Capital Management, LP (“Axar”) proposing to acquire all of the outstanding shares of common stock of the Company not owned by Axar or its affiliates for $0.80 per share in cash, subject to certain conditions. The key terms of the Amended Proposal were set forth in a letter dated July 28, 2020, a copy of which is attached hereto as Annex A.

As previously reported, Axar originally proposed to acquire all of the outstanding shares of common stock of the Company not owned by Axar or its affiliates for $0.67 per share in cash, subject to certain conditions. The Special Committee, which was formed by the Board in response to receipt of that proposal and authorized by the Board to reject the proposed transaction or to recommend that the Board approve the terms of the proposed transaction, informed Axar on June 16, 2020 that, after reviewing the initial proposal, it rejected the price proposed by Axar as inadequate.

Axar currently owns approximately 62% of the Company’s outstanding common stock. As with the initial proposal, the transaction contemplated by the Amended Proposal would not be contingent on any financing and would be funded with equity from Axar and its affiliates and would be conditioned upon, among other things, the negotiation and execution of mutually satisfactory definitive agreements, which Axar proposed would contain terms customary for a transaction of this type, including a closing condition that the approval of holders of a majority of the outstanding Shares not owned by Axar or its affiliates be obtained.

The Special Committee has engaged Faegre Drinker Biddle & Reath LLP as its legal counsel and Duff & Phelps, LLC as its financial advisor. The Special Committee is currently reviewing the Amended Proposal with its advisors.

The Company cautions its stockholders and others considering trading in the Company’s securities that the Special Committee has just commenced its review of the Amended Proposal and has not made any decision with respect to the Company’s response to the Amended Proposal. There can be no assurance that any agreement with respect to the proposed transaction will be executed or that this or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other transaction, or to provide any additional disclosures to reflect subsequent events, new information or future circumstances, except as required under applicable law.

About StoneMor Inc.

StoneMor Inc., headquartered in Trevose, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 319 cemeteries and 88 funeral homes in 27 states and Puerto Rico.

StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Inc. please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding actions of the Special Committee and the terms of any definitive agreements with respect to the Amended Proposal, are forward-looking statements. Generally, the words “believe,” “may,” “will,” “would,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s current expectations and estimates. These statements are neither promises nor guarantees and are made subject to certain risks and uncertainties that could cause actual results to differ materially from the results stated or implied in this press release. Such risks and uncertainties include the risk that an agreement with respect to the proposed transaction will not be executed and that the transactions contemplated by any such agreement that may be executed will not be consummated. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in StoneMor’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the other reports that StoneMor files with the Securities and Exchange Commission, from time to time. Except as required under applicable law, StoneMor assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.

CONTACT:	Investor Relations
StoneMor Inc.
(215) 826-4438

Annex A

July 28, 2020

STRICTLY CONFIDENTIAL

Special Committee of the Board of Directors StoneMor Inc.

3600 Horizon Boulevard

Trevose, Pennsylvania 19053

Ladies and Gentlemen:

Axar Capital Management, LP (“Axar” or “we”) is pleased to submit an amended proposal to acquire all of the outstanding shares of common stock (“Common Stock”) of StoneMor Inc. (the “Company”) not owned by Axar or its affiliates. The amended proposal provides for a cash consideration of $0.80 per share. The proposed cash consideration represents an approximately 27% premium to the closing price of the Company’s Common Stock on May 23, 2020, the last trading day before we made our initial proposal on May 24, 2020, and an increase of approximately 10% to our initial offer.

The terms of our proposal set forth in our letter, dated May 24, 2020, are otherwise unchanged.

We look forward to engaging with the Special Committee and its advisors with respect to our amended proposal.

Should you have any questions, please do not hesitate to contact us or our advisors.

Very truly yours,
AXAR CAPITAL MANAGEMENT, LP
By: Axar GP, LLC, its General Partner By:

Name: Andrew Axelrod Title: Sole Member